Exhibit 99.1

Ironwood Gold Corporation Announces Closing of $550,000 Financing

SCOTTSDALE, ARIZONA—(Marketwire - Aug. 17, 2011) - Ironwood Gold Corp. (OTCBB:IROG) (the "Company") is pleased to announce the closing of a $550,000 Convertible Debt financing.

The Debentures issued will be convertible at the option of the holder into shares of Company Common Stock, at a fixed price of $0.02 per share ("Conversion Price"). For every share of Common Stock that the Debentures may convert into at the Conversion Price, the Investor will receive one (1) warrant with a 5-year life and a strike price of $0.03. Interest on the notes is 10% per annum, payable quarterly. The final maturity date of the notes is 15 months from the issue date. The proceeds from this financing will be used to start the exploration program on the Company's Falcon Mine property located in the Carlin Trend area, Nevada.

The Company has asked Snowden Mining Industry Consultants ("Snowden") to assist in the exploration management of the Falcon Mine property in Nevada. The property is prospective for a Carlin-type gold deposit and epithermal veins have been previously mined for bonanza grade silver values.

Murray Lytle, Divisional Manager at Snowden stated, "The Falcon area of Nevada has a rich mining history and thus is prospective for ambitious junior explorers. Snowden looks forward to working with Ironwood on their property in this area to evaluate the surface and vein structures for evidence of an underlying Carlin type mineral occurrence."

Additional details regarding the Company and its agreements are filed as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information visit: www.ironwoodgold.com.

ABOUT IRONWOOD GOLD CORP. (OTCBB:IROG)

Ironwood Gold Corp. is a mineral exploration company building a portfolio of prospective properties containing known deposits of strategic precious metals in politically stable, mining-friendly North American districts with recognized production histories. For more information visit: www.ironwoodgold.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities, use of proceeds, timing of exploration work and potential gold and/or silver deposits. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information

Ironwood Gold Corp.
Bezhad Shanafyar
CEO
+44 (0) 208 541 1656
www.ironwoodgold.com